Exhibit 99.1

Veracyte Announces First Quarter 2020 Financial Results

Total Testing and Product Revenue Increased 20% to $30.4 Million

Genomic Testing Volume Grew 15% to 10,559

Executed Exclusive Licensing Agreement with Yale University
To Advance Novel, Blood-Based Genomic IPF Monitoring Test on nCounter Platform

Company Outlines COVID-19 Impact and Response

Conference Call and Webcast Today at 5:00 p.m. ET

SOUTH SAN FRANCISCO, Calif., May 6, 2020-- Veracyte, Inc. (Nasdaq: VCYT) today announced financial results for the first quarter ended March 31, 2020 and provided an update on recent business progress.

“Despite late-quarter challenges from the COVID-19 pandemic, we delivered solid results for the first quarter of 2020, with strong revenue and volume growth across our genomic testing business. We continued to strengthen our position for long-term success by advancing our pipeline and solidifying our infrastructure for global expansion. We also established a new biopharmaceutical partnership in lymphoma, our newest clinical indication, and made strong progress with all of our biopharmaceutical collaborations,” said Bonnie Anderson, chairman and chief executive officer of Veracyte.

“While we anticipate impact to our business from the pandemic through 2020, we believe we are well-positioned to emerge strong over the long term due to the fundamental strength and diversification of our business, as well as our strong cash position. Moreover, we believe our focus on improving diagnosis and treatment decisions for patients with cancer and lung disease, while reducing unnecessary procedures, aligns with the needs of our healthcare system.”

First Quarter 2020 Financial Results

For the first quarter of 2020, as compared with the first quarter of 2019:

•Total Testing and Product Revenue was $30.4 million, an increase of 20%; including biopharmaceutical revenue, total revenue was $31.1 million, an increase of 5%;
•Gross Margin was 61%, which included a $1.1 million write-down of supplies;
•Operating Expenses, Excluding Cost of Revenue, were $31.1 million, an increase of 35%;
•Net Loss and Comprehensive Loss was $(11.7) million, versus $(1.9) million;
•Basic and Diluted Net Loss Per Common Share was $(0.24), versus $(0.05);
•Net Cash Used in Operating Activities was $5.3 million, versus $1.0 million; and
•Cash and Cash Equivalents were $153.1 million at March 31, 2020.

COVID-19 Impact and Recent Events

As previously announced, Veracyte’s business was impacted by the COVID-19 pandemic and the company observed genomic testing volume decline in the second half of March and through April, where it experienced an over-50 percent volume decline during the month compared to prior year. In response to this unprecedented challenge, the company took the following steps to reduce costs:

a.Veracyte’s chairman and chief executive officer reduced her base pay and target bonus by 25% until the company resumes normal operations.
b.Veracyte’s board of directors, executive leaders and certain other employees took a reduction in pay until the company resumes normal operations.
c.Approximately 60 employees were put on a temporary furlough with a goal of bringing them back from furlough once the company’s business rebounds. Veracyte will continue at this time to provide furloughed employees certain benefits including covering employee healthcare contributions during the furlough. In addition, Veracyte terminated a small number of employees.
d.Instituted a temporary hiring freeze.
e.Secured vendor discounts and halted all nonessential outside spending.

First Quarter 2020 and Recent Business Highlights

Core Diagnostics Business:
•Grew total genomic test volume (Afirma, Percepta and Envisia) by 15% to 10,559 tests.
•Launched “More About You,” a national campaign to help patients navigate the work-up of thyroid nodules and ask for Afirma testing by name.
•Announced that data accepted for oral presentation at the ENDO 2020 conference identified novel or rare gene fusions that are included in the newly expanded Afirma Xpression Atlas and may potentially be targeted with drugs that are approved or under development.
•Reported new data published in npj Breast Cancer, which suggest potential growth opportunities for the Prosigna test in global markets where the test reports intrinsic breast cancer subtypes. Additionally, data published in Clinical Breast Cancer suggest the Prosigna test’s ability to provide significant prognostic information beyond clinicopathologic factors in patients with invasive lobular breast cancer, a major breast cancer histopathologic subtype.

Strategic Collaborations and Pipeline Advancement:
•Secured an exclusive licensing and research agreement with Yale University to advance the first genomic monitoring test for idiopathic pulmonary fibrosis prognosis, complementing our Envisia classifier for improved early diagnosis of the disease. The non-invasive, blood-based test was developed for use on our nCounter diagnostic platform.
•Signed an exclusive licensing agreement with Boston University for technology that will help advance development of the first-ever, non-invasive nasal swab test for lung cancer early detection.
•Announced a multi-year collaboration with Acerta Pharma, the hematology research and development arm of AstraZeneca plc, to provide genomic information that will support the biopharmaceutical company’s development of oncology therapeutics in lymphoma.

Conference Call and Webcast Details
Veracyte will host a conference call and webcast today at 5:00 p.m. Eastern Time to discuss the company's financial results and provide a general business update. The conference call will be webcast live from the company’s website and will be available via the following link: https://edge.media-server.com/mmc/p/95i5du7y. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investor.veracyte.com/events-presentations.

The conference call can be accessed as follows:
U.S./Canada participant dial-in number (toll-free):	(855) 541-0980
International participant dial-in number:	(970) 315-0440
Conference I.D.:	5370469
About Veracyte
Veracyte (Nasdaq: VCYT) is a leading genomic diagnostics company that improves patient care by providing answers to clinical questions that inform diagnosis and treatment decisions without the need for costly, risky surgeries that are often unnecessary. The company's core products are uniquely developed with RNA whole-transcriptome sequencing and machine learning to deliver results that give patients and physicians a clear path forward. Since its founding in 2008, Veracyte has commercialized seven genomic tests and is transforming the diagnosis of thyroid cancer, lung cancer and idiopathic pulmonary fibrosis. In December 2019, Veracyte acquired the exclusive global diagnostic rights to the nCounter platform from NanoString Technologies, Inc., through which it plans to make its genomic tests available to physicians and their patients worldwide. These include commercial and in-development tests in breast cancer and lymphoma, respectively, which Veracyte also acquired through the transaction. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding Veracyte’s financial and operational results for the first quarter ended March 31, 2020, the current and future impacts of COVID-19 on Veracyte’s business, actions Veracyte has taken in response to COVID-19, and Veracyte’s long-term outlook. Forward-looking statements are neither historical facts nor assurances of future performance, but are based only on our current beliefs, expectations and assumptions. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to: the impact of COVID-19 on Veracyte’s business and operating results, specifically, and the healthcare system and economy more generally, Veracyte’s ability to achieve and maintain Medicare coverage for its tests; the benefits of Veracyte’s tests and the applicability of clinical results to actual outcomes; the laws and regulations applicable to Veracyte’s business, including potential regulation by the Food and Drug Administration or other regulatory bodies; Veracyte’s ability to successfully achieve and maintain adoption of and reimbursement for its products; the amount by which use of Veracyte’s products are able to reduce invasive procedures and misdiagnosis, and reduce healthcare costs; the occurrence and outcomes of clinical studies; and other risks set forth in Veracyte’s filings with the Securities and Exchange Commission, including the risks set forth in its quarterly report on Form 10-Q for the quarter ended March 31, 2020. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

Veracyte, Afirma, Percepta, Envisia, Prosigna, LymphMark, and the Veracyte logo are trademarks of Veracyte, Inc.

VERACYTE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands of dollars, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Testing revenue	$26,991	$25,389
Product revenue	3,409	—
Biopharmaceutical revenue	722	4,140
Total revenue	$31,122	$29,529

Operating expenses:
Cost of testing revenue	10,568	8,513
Cost of product revenue	1,559	—
Cost of biopharmaceutical revenue	116	—
Research and development	4,407	3,435
Selling and marketing	17,584	12,477
General and administrative	7,813	6,904
Intangible asset amortization	1,275	267
Total operating expenses	43,322	31,596
Loss from operations	(12,200)	(2,067)
Interest expense	(55)	(303)
Other income, net	539	453
Net loss and comprehensive loss	(11,716)	(1,917)
Net loss per common share, basic and diluted	$(0.24)	$(0.05)
Shares used to compute net loss per common share, basic and diluted	49,792,631	41,168,593

VERACYTE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	March 31,	December 31,
	2020	2019
		(See Note 1)
Assets
Current assets:
Cash and cash equivalents	$153,132	$159,317
Accounts receivable	19,091	19,329
Supplies	6,094	6,806
Prepaid expenses and other current assets	3,045	2,235
Total current assets	181,362	187,687
Property and equipment, net	8,788	8,933
Right-of-use assets - operating lease	8,576	8,808
Finite-lived intangible assets, net	63,744	65,019
Goodwill	2,725	2,725
Restricted cash	603	603
Other assets	1,302	1,437
Total assets	$267,100	$275,212
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,665	$2,328
Accrued liabilities	10,079	13,734
Current portion of operating lease liability	1,450	1,407
Total current liabilities	19,194	17,469
Long-term debt	748	694
Acquisition related contingent consideration	5,604	6,088
Operating lease liability, net of current portion	11,132	11,506
Total liabilities	36,678	35,757
Total stockholders’ equity	230,422	239,455
Total liabilities and stockholders’ equity	$267,100	$275,212

(1) The condensed balance sheet at December 31, 2019 has been derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated February 25, 2020.

VERACYTE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(in thousands of dollars)

	Three Months Ended March 31,
	2020	2019
Operating activities
Net loss	$(11,716)	$(1,917)
Adjustments to reconcile net loss to net cash used in operating activities:	—	—
Depreciation and amortization	1,972	945
Gain on disposal of property and equipment	—	(16)
Stock-based compensation	2,905	1,759
Amortization of debt issuance costs	—	8
Interest on end-of-term debt obligations	54	64
Write-down of excess supplies	1,088	—
Noncash lease expense	232	212
Revaluation of acquisition related contingent consideration	(484)	—
Changes in operating assets and liabilities:	—	—
Accounts receivable	238	(3,447)
Supplies	(376)	(366)
Prepaid expenses and other current assets	(818)	(11)
Operating lease liability	(331)	(292)
Other assets	135	37
Accounts payable	5,450	1,726
Accrued liabilities	(3,650)	287
Net cash used in operating activities	(5,301)	(1,011)
Investing activities
Purchases of property and equipment	(665)	(765)
Proceeds from disposal of property and equipment	—	16
Net cash used in investing activities	(665)	(749)
Financing activities
Payment of long-term debt	—	(12,500)
Payment of financial lease liability	—	(75)
Payment of taxes on vested restricted stock units	(2,304)	(556)
Proceeds from the exercise of common stock options and employee stock purchases	2,085	4,737
Net cash used in financing activities	(219)	(8,394)
Net increase in cash, cash equivalents and restricted cash	(6,185)	(10,154)
Cash, cash equivalents and restricted cash at beginning of period	159,920	78,598
Cash, cash equivalents and restricted cash at end of period	$153,735	$68,444

Supplementary cash flow information of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liability	$113	$95
Interest paid on debt	$1	$228

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
(Unaudited)
(In thousands of dollars)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$153,132	$159,317
Restricted cash	603	603
Total cash, cash equivalents and restricted cash	$153,735	$159,920

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Investor and Media Contact:
Tracy Morris
Vice President of Corporate Communications
& Investor Relations
650-380-4413
tracy.morris@veracyte.com